380 Madison Avenue, New York, NY 10017 Tel. 212.588.4000 www.itg.com

FOR IMMEDIATE RELEASE

Investment Technology Group Names Maureen O’Hara as
Chairman of Board of Directors

NEW YORK, May 9, 2007 — Investment Technology Group, Inc. (NYSE: ITG), today announced that Maureen O’Hara has been appointed Chairman of its Board of Directors.

Maureen O’Hara has been a director since January 2003 and lead director since January 2005. Dr. O’Hara currently serves as the Robert W. Purcell Professor of Finance at the Johnson Graduate School of Management, Cornell University.

“I am excited to take on this new role as Chairman of the Board of Directors at ITG,” said Dr. O’Hara. “During my past several years with ITG, the firm has experienced tremendous growth in an ever-changing industry. I look forward to working with ITG as we continue our leadership role in this competitive landscape.”

“Dr. O’Hara has helped ITG achieve unparalleled growth and success over her past two years as Lead Director,” said Bob Gasser, ITG’s CEO and President.  “In her new role as Chairman of the Board of Directors, she will continue to bring exceptional understanding and insight into the issues facing our industry and help drive the future growth of ITG.”

Dr. O’Hara holds a B.S. in Economics from the University of Illinois and a M.S. in Economics and Ph.D. in Finance from Northwestern University. Dr. O’Hara joined the faculty at Cornell in 1979. She has had visiting appointments at UCLA, the London Business School, the University of New South Wales, Cambridge University, and Hong Kong University of Science and Technology. Dr. O’Hara’s research focuses on issues in market microstructure, and she is the author of numerous journal articles as well as Market Microstructure Theory (Blackwell: 1995). In addition, Dr. O’Hara publishes widely on a broad range of topics in finance, including banking, law and finance, and experimental economics. She has served as President of the American Finance

Association. In December 2006, Ms. O’Hara joined the board of directors of NewStar Financial Inc.

About ITG

Investment Technology Group, Inc. (NYSE:ITG), is a specialized agency brokerage and technology firm that partners with clients globally to provide innovative solutions spanning the entire investment process.  A pioneer in electronic trading, ITG has a unique approach that combines pre-trade analysis, order management, trade execution, and post-trade evaluation to provide clients with continuous improvements in trading and cost efficiency.  The firm is headquartered in New York with offices in North America, Europe and the Asia Pacific regions. For more information on ITG, please visit www.itg.com.

In addition to historical information, this press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, that reflect management’s expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors include the company’s ability to achieve expected future levels of sales; the actions of both current and potential new competitors; rapid changes in technology; financial market volatility; general economic conditions in the United States and elsewhere; evolving industry regulation; cash flows into or redemption from equity funds; effects of inflation; customer trading patterns; and new products and services. These and other risks are described in greater detail in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and other documents filed with the Securities and Exchange Commission and available on the company’s web site.

Investor and Media Relations Contact:
Alicia Curran
(212) 444-6130

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